EXHIBIT 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of the name Netherland, Sewell & Associates, Inc., to references to Netherland, Sewell & Associates, Inc. as independent petroleum engineers, to the inclusion of information contained in our report as of December 31, 2012, and to the inclusion of our report as an exhibit in the Annual Report on Form 10-K for the year ended December 31, 2012, of Crimson Exploration Inc.

NETHERLAND, SEWELL & ASSOCIATES, INC.

/s/ Danny D. Simmons, P.E.
By:
Danny D. Simmons, P.E.
President and Chief Executive Officer

Houston, Texas
March 15, 2013